UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2011, the Compensation Committee of Board of Directors of Apricus Biosciences, Inc. (the “Company”) recommended, and the Board of Directors approved, an increase in the base salary for Bassam Damaj, Ph.D., the Company’s President and Chief Executive Officer to $450,000.  The salary increase was effective as of January 1, 2011.  The Board also approved the payment of a bonus award to Dr. Damaj for fiscal 2010, which bonus award consists of $165,000 cash and 80,000 shares of common stock of the Company.  The Board also awarded Dr. Damaj an option (the “Option”) to purchase up to 300,000 shares of common stock of the Company.  The exercise price of the Option is equal to the fair market value of the Company’s common stock on the date of grant (January 31, 2011).  The Options become exercisable over a period of three years, with one-third of the Options vesting immediately upon the date of grant and the remaining two-thirds vesting quarterly over the two-year period beginning on the first anniversary of the date of grant.

For fiscal 2011, the Board approved a target bonus for Dr. Damaj equal to 50% his base salary, subject to the satisfactory achievement of corporate goals.  Additionally, the Board approved an amendment to Dr. Damaj’s employment agreement to: (i) eliminate the special bonus that Dr. Damaj was to receive based on increases in revenues from the Company’s Bio-Quant subsidiary, and (ii) providing Dr. Damaj and his immediate family with continued health coverage under COBRA for a period of up to 12 months from his termination of service with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer

Date: February 1, 2011